GREYSTONE LOGISTICS, INC. REPORTS RESULTS OF OPERATIONS FOR THE NINE MONTHS AND QUARTER ENDED FEBRUARY 29, 2019

GREYSTONE LOGISTICS, INC.

Tulsa, OK—4/23/19—(OTCQB:GLGI). Tulsa-based Greystone Logistics, Inc. reports continued record sales for the nine months and quarter ended February 29, 2019.

Sales for the nine months ended February 29, 2019 were $50,163,707 compared to $32,073,828 for the nine months ended February 29, 2018 for an increase of $18,089,879 a 56% increase. Sales for the three months ended February 29, 2019 were $17,224,467 compared to $12,064,651 for the three months ended February 29, 2018 for an increase of $5,159,816, a 43% increase. Greystone’s sales to major customers during the nine months ended February 29, 2019 were 85% of sales compared to 76% in the same period last year.

Greystone’s net income was $1,293,283 and $231,430 in the nine months and three months ended February 29, 2019, respectively, compared to $679,899 and $5,546 for comparable periods in the preceding year. Greystone recorded net income (loss) available to common stockholders for the nine months and three months ended February 29, 2019 of $789,399, or $.03 per share and $59,118, or $0.002 per share, respectively, compared to $210,817, or $0.01 per share, and $(152,554), or $(0.01) per share, for comparable periods last year. EBITDA for nine months ended February 29, 2019 was $6,417,907 compared to $5,052,993 for the prior year.

“We are pleased with the continuation of record-breaking sales in fiscal year 2019”, stated CEO Warren Kruger. Kruger continued, “These sales reflect customer satisfaction with the quality of Greystone’s pallets. We anticipate robust fourth quarter sales due primarily to the seasonality of the brewery business plus increased sales to our major customers.”

“Progress to improve our gross profits has been delayed due to finalization of design for automation on two production lines and unexpected delays in delivery of equipment which will increase our in-house capability to refine plastic resin. We expect these improvements to commence operation by May 31, 2019. Additionally, the latest acquisition of an injection molding machine is expected to become operational during the fourth quarter.”

Greystone Logistics is a “Green” manufacturing company that reprocesses recycled plastic and designs, manufactures, sells high quality 100% recycled plastic pallets that provide logistical solutions needed by a wide range of industries such as the food and beverage, automotive, chemical, pharmaceutical and consumer products. The Company’s technology, including that used in its injection molding equipment, proprietary blend of recycled plastic resins and patented pallet designs, allows production of high quality pallets more rapidly and at lower costs than many processes. The recycled plastic for its pallets helps control material costs while reducing environmental waste and provides cost advantages over users of virgin resin.

This press release includes certain statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including the potential sales of pallets or other possible business developments are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, including the ability of the Company to continue as a going concern. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to the Company and its products, see Greystone Logistics’ Form 10-K for the fiscal year ended May 31, 2018.

Non-GAAP Financial Measure

This press release contains disclosure of EBITDA, which is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of net income to EBITDA, the most comparable GAAP financial measure, as well as additional information concerning EBITDA, are included at the end of this release.

Greystone Logistics, Inc.

Reconciliation of Consolidated Net Income to EBITDA

For the Nine Months Ended February 29, 2019 and 2018

	2018	2018
Net Income	$1,293,283	$679,899
Income Taxes	520,400	899,100
Depreciation and Amortization	3,255,939	2,476,050
Interest Expense	1,348,285	997,944
EBITDA (A)	$6,417,907	$5,052,993

(A)	EBITDA represents income before income taxes plus interest, depreciation and amortization. The EBITDA presented above, while considered the most common definition used by investors and financial analysts, may not be comparable to similarly titled measures reported by other companies. Greystone believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.

Contact:

Warren F. Kruger

President/CEO

Corporate Office

1613 East 15th Street

Tulsa, Oklahoma 74120

(918) 583-7441

(918) 583-7442 (FAX)

http://www.greystonelogistics.com